AGREEMENT OF PURCHASE AND SALE
among
PIPER JAFFRAY ASSET MANAGEMENT INC.,
PIPER JAFFRAY COMPANIES,
FIDUCIARY ASSET MANAGEMENT LLC,
THE WILEY ANGELL FAMILY TRUST
and
WILEY D. ANGELL

Dated as of March 8, 2013

AGREEMENT OF PURCHASE AND SALE
AGREEMENT OF PURCHASE AND SALE, dated as of March 8, 2013 (this “Agreement”), by and among Piper Jaffray Asset Management Inc., a Delaware corporation (“Seller”), Piper Jaffray Companies, a Delaware corporation (“PJC”), Fiduciary Asset Management LLC, a Delaware limited liability company (“FAMCO”), The Wiley Angell Family Trust dated February 12, 2013 (“Purchaser”), and Wiley D. Angell (“Principal”).
Seller desires to sell, and Purchaser desires to purchase the membership interest representing 100% of the outstanding equity of FAMCO (the “Membership Interest”) for the consideration and on the terms set forth in this Agreement.
Therefore, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE

Section 1.1 Purchase and Sale of Interest. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver to Purchaser the Membership Interest, free and clear of any and all Liens.

Section 1.2 Purchase Price; Note.

(a)On the terms and subject to the conditions set forth in this Agreement, Purchaser shall pay to Seller for the Membership Interest a purchase price (the “Purchase Price”) composed of the following:
(i)the sum of $250,000 (the “Closing Payment”) payable in cash at the Closing, subject to adjustment pursuant to Section 1.3; and

(ii)a note substantially in the form attached hereto as Exhibit A (the “Note”) in the principal amount of $3.75 million, with interest to accrue thereon and payments to be made as set forth therein

(b)If any of Purchaser, FAMCO or Principal is named as a defendant or an adverse party in any litigation or arbitration proceeding actually commenced relating to the matters described in Schedule I (a “Schedule I Claim”), then the principal payments under the Note shall be suspended during the pendency of such litigation or arbitration to the extent that Purchaser, FAMCO or Principal remains a defendant or adverse party with respect thereto. Subject to Section 1.2(c), interest on the Note shall continue to accrue during any such suspension of principal payments.

(c)If it becomes reasonably apparent to either Purchaser or Principal, who will make that determination in a good faith exercise of their judgment, that the Purchaser Indemnitees will incur aggregate Losses in excess of $4 million with respect to one or more Schedule I Claims and if Purchaser and Principal determine to wind down the business of FAMCO (a “Liquidation Event”), then (i) the Purchase Price shall be reduced to an amount that is equal to the sum of (A) the Closing Payment, and (B) the aggregate amount, if any, that has been paid by Purchaser under the Note as of the date of the Liquidation Event, and

(ii) the principal amount of the Note shall be reduced to the amount of the principal sum actually paid pursuant to clause (i)(B) above through the date of the Liquidation Event such that Purchaser shall have no further obligations to Seller under the Note.

Section 1.3 Working Capital Purchase Price Adjustment.

(a)Closing of Books. Seller shall use its reasonable best efforts to cause a full balance sheet closing to take place on the Closing Date as if it were the last day of a fiscal period for FAMCO.

(b)Closing Date Balance Sheet. As promptly as practicable, but in any event within 60 days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Closing Statement”) consisting of (i) a balance sheet of FAMCO as of the close of business on the Closing Date (but without giving effect to the Closing) (the “Closing Date Balance Sheet”) and (ii) a calculation in reasonable detail of the Working Capital Amount as of the close of business on the Closing Date, based on the Closing Date Balance Sheet (the “Closing Working Capital Amount”). The Closing Date Balance Sheet shall be prepared, and the Closing Working Capital Amount shall be calculated, in accordance with generally accepted accounting principles in the United States, consistently applied (“GAAP”); provided, however, the parties acknowledge and agree that the Closing Date Balance Sheet shall include all related accruals relating to the cost of earned but unused vacations, employee health and welfare benefits, retirement plan contributions, and a pro-rated portion of the expected 2013 bonus payments relating to all FAMCO Employees. Purchaser shall assist and cooperate with Seller in all commercially reasonable respects in the preparation of the Closing Date Balance Sheet and the calculation of the Closing Working Capital Amount, including by providing Seller with reasonable access to any relevant personnel, books and records of or related to FAMCO.

(c)Disputes. Seller shall provide Purchaser and its accountants with reasonable access to the work papers of Seller and its accountants in connection with Purchaser's review of the Closing Date Balance Sheet and the calculation of the Closing Working Capital Amount. Purchaser may dispute amounts on the Closing Date Balance Sheet or the calculation of the Closing Working Capital Amount by notifying Seller in writing within 15 days of Purchaser's receipt of the Closing Date Balance Sheet and calculation of the Closing Working Capital Amount from Seller that Purchaser believes the Closing Date Balance Sheet or the calculation of the Closing Working Capital Amount contains mathematical errors or was not prepared in accordance with Section 1.3(b) and setting forth, in reasonable detail, the basis for such dispute. In the event of such a dispute, Seller and Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts or calculations shall be final, binding and conclusive on the parties hereto. If Seller and Purchaser are unable to reach a resolution with such effect within 10 Business Days after the receipt by Seller of Purchaser's written notice of dispute, Seller and Purchaser shall submit the items remaining in dispute for resolution to the Accounting Firm, which shall, within 45 days after such submission, determine and report to Seller and Purchaser upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on Seller, Purchaser, and Principal. Purchaser and Seller shall make reasonably available to the Accounting Firm all relevant books and records, any work papers (including those of the parties' respective accountants, to the extent applicable) and supporting documentation relating to the Closing Date Balance Sheet, the calculation of the Closing Working Capital Amount and any other items reasonably requested by the Accounting Firm. The fees and disbursements of the Accounting Firm shall be borne equally by Seller and Purchaser.

(d)Final Adjustment. The Closing Date Balance Sheet and calculation of the Closing Working Capital Amount shall be deemed final for the purposes of this Section 1.3 upon the earliest of (i) the failure of Purchaser to notify Seller of a dispute within 15 days of Purchaser's receipt of the Closing Date Balance Sheet from Seller, (ii) the resolution of all disputes by Seller and Purchaser pursuant to Section 1.3(c), or (iii) the resolution of all disputes by the Accounting Firm pursuant to Section 1.3(c).

(e)Payment. Within five Business Days following the date on which the Closing Date Balance Sheet and calculation of the Closing Working Capital Amount are deemed final pursuant to Section 1.3(d), the Closing Payment shall be adjusted as follows: (i) if the Closing Working Capital Amount is $550,000 or more, Purchaser shall pay to Seller an amount equal to the amount by which the Closing Working Capital Amount exceeds $550,000; or (ii) if the Closing Working Capital Amount is $450,000 or less, Seller shall pay to Purchaser an amount equal to the amount by which the Closing Working Capital Amount is less than $450,000. For the avoidance of doubt, if the Closing Working Capital Amount is more than $450,000 but less than $550,000, no Closing Payment adjustment shall be made. All dollar amounts in this Section 1.3(e) shall be reduced dollar-for-dollar by the aggregate amount of any costs and expenses of Purchaser paid by FAMCO pursuant to Section 5.15.

(f)Manner of Payment; Interest. Any payments required to be made by Seller or Purchaser pursuant to Section 1.3(e) shall be made in cash, by wire transfer of immediately available federal funds to such bank account(s) as shall be designated in writing by the party to which such payment is due and shall be treated as an adjustment to the Purchase Price for tax purposes. Any payments required to be made by Seller or Purchaser pursuant to Section 1.3(e) shall be accompanied by cash interest thereon, calculated from the Closing Date through the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

ARTICLE II
CLOSING

Section 2.1 Closing Date.

(a)Generally. Unless this Agreement shall have been terminated and the transactions herein abandoned pursuant to Section 8.1, subject to the provisions of Article VII, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of the Seller, Minneapolis MN as of 10:00 a.m., Central time, on April 30, 2013, or at such other place or on such other date as the parties may agree to in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”).

(b)Office Space. If, on or before the date of the scheduled Closing, (i) Seller and Purchaser shall not have obtained the written consent to the Sublease contemplated by Section 5.1 from Forsyth Centre Associates, LLC pursuant to Article XV of the Master Lease, or (ii) the physical separation of FAMCO from the Excluded MLP Business, as described in the Sublease, shall not have been completed, then the Closing shall be delayed until the first Business Day following the date on which the last of the conditions set forth in clauses (i) and (ii) of this Section 2.1(b) shall have been satisfied.

(c)Alternative Office Space. If Forsyth Centre Associates, LLC refuses to consent to the Sublease following good faith efforts of Seller and Purchaser to obtain such consent, then (i) the Closing shall occur on the later of (A) April 30, 2013 and (B) the next Business Day following the date that is 30 days after the date of such refusal, and (ii) Purchaser-owned FAMCO shall vacate and remove its fixtures, furniture, and equipment from the Master Lease premises within 30 days following the Closing Date.

(d)Technology Transition. If, on or before the date of the scheduled Closing, Seller and Purchaser shall not have completed all of the information and technology transfer and migration tasks contemplated by Sections 5.6(b) and 5.6(d), then the Closing shall be delayed until the first Business Day following the date on which the last of the transfer and migration activities described in Sections 5.6(b) and 5.6(d) shall have been completed; provided, however, that the Closing Date shall not be delayed pursuant to this Section 2.1(d) beyond June 28, 2013.

Section 2.2 Closing Deliveries. At the Closing:

(a) shall pay to Seller the Closing Payment by wire transfer of immediately available funds to such account or accounts as Seller shall designate in writing to Purchaser not less than three Business Days prior to the Closing Date;

(b)Purchaser shall deliver the fully executed and binding Note;

(c)Seller shall deliver to Purchaser the certificate, if any, representing the Membership Interest, together with such other appropriately executed instruments of contribution, conveyance, assignment, transfer and delivery in form and substance consistent with this Agreement and reasonably satisfactory to Purchaser, evidencing and effecting the contribution, conveyance, assignment, transfer and delivery of the Membership Interest to Purchaser;

(d)Seller shall deliver to Purchaser a certificate duly executed by FAMCO certifying as true, complete and correct the following: (A) certified copy of the FAMCO Certificate of Formation issued by the Secretary of State of the State of Delaware; (B) a copy of the FAMCO Operating Agreement; (C) the resolutions of the managers and the sole member of FAMCO approving the execution and delivery of this Agreement and the documents and agreements contemplated herein; and (D) a certificate of good standing (or other equivalent documents) issued not earlier than 15 Business Days prior to the Closing Date from its jurisdictions of organization and each jurisdiction in which it is qualified to do business as a foreign entity;

(e)Seller shall deliver to Purchaser a certificate duly executed by Seller certifying as true, complete and correct the following: (A) certified copy of Seller's Certificate of Incorporation issued by the Secretary of State of the State of Delaware; (B) a copy of Seller's Bylaws; and (C) the resolutions of the board of directors of Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder;

(f)Purchaser shall deliver to Seller a certificate duly executed by Purchaser certifying as true, complete and correct the following: (A) Purchaser's Trust Agreement and (B) the written instructions of the grantor and trustees of Purchaser approving the execution and delivery of this Agreement, the Note and the consummation of the transactions contemplated hereunder and thereunder;

(g)Seller shall deliver to Purchaser the FF&E, the Advisory Contracts, and all Contracts to which FAMCO (and not Seller, PJC or any of their other Affiliates) is a party;

(h)Seller shall deliver to Purchaser a Bill of Sale relating to the FF&E in a form reasonably acceptable to Purchaser;

(i)To the extent that such books and records are not then in the possession or control of FAMCO, Seller shall deliver to Purchaser all books and records that relate solely to FAMCO and the Business and that do not relate to the Excluded MLP Business; provided, however, Seller acknowledges and agrees that Purchaser shall have access to those records that may relate to the Excluded MLP Business in a manner consistent with the terms and conditions described in Section 5.5 and Section 5.6;

(j)Seller shall deliver to Purchaser FIRPTA affidavits, duly executed by Seller, stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Code (and any similar affidavit that may be required under state law); and

(k)FAMCO shall assign to Seller the rights described in Section5.9.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND PJC

As of the date hereof and as of the Closing Date, Seller and PJC represent and warrant to Purchaser as follows:
Section 3.1 Organization, Power, etc.
(a)Seller is a Delaware corporation duly organized, validly existing under the laws of its jurisdiction of organization.

(b)FAMCO is a Delaware limited liability company duly organized, validly existing under the laws of its jurisdiction of organization.

Section 3.2 Capitalization; Title to Membership Interest; etc. The Membership Interest constitutes all of the outstanding equity interests in FAMCO and has been validly issued. Seller owns the Membership Interest free and clear of any Liens. There are no outstanding options, warrants or other rights of any kind to acquire from Seller or FAMCO any equity interests of FAMCO or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such equity interests, nor is Seller or FAMCO committed to issue any such option, warrant, right or security.

Section 3.3 Authorization. Seller has all requisite authority to execute this Agreement, to perform its obligations and to consummate the transactions contemplated hereby. The execution by Seller of this Agreement, the performance by Seller of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized. This Agreement has been validly executed by Seller and, assuming the due authorization and execution by Purchaser, FAMCO and Principal, constitutes a binding obligation of Seller.

Section 3.4 Non-Contravention.

(a)The execution and performance of this Agreement by Seller requires no action by or in respect of, or filing with, any Governmental Authority other than any actions or filings under any Applicable Laws the absence of which would not, individually or in the aggregate, reasonably be expected to materially impair Seller's ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

(b)The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder will not: (i) violate any provision of the certificate of incorporation or by-laws of Seller; or (ii) assuming that all filings, registrations and notices have been made, conflict with or violate any Applicable Laws, except termination, acceleration, conflict or default as would not, individually or in the aggregate, reasonably be expected to materially impair Seller's ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

Section 3.5 Consents, etc. Except as contemplated by Section 5.8, no Third-Party Consent is required for (a) the execution of this Agreement by Seller, (b) the performance of Seller's obligations hereunder and (c) the consummation of the transactions contemplated hereby other than any such Third-Party Consent the failure of which to be obtained or made would not reasonably be expected to materially impair Seller's ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

Section 3.6 Litigation. To the Knowledge of Seller:

(a)Except with respect to the Litigation that was settled pursuant to the SEC Settlement, there is no Litigation pending or threatened: (i) against FAMCO or any of its assets or (ii) challenging, or that would reasonably be expected to substantially interfere with, consummation of any of the transactions contemplated by this Agreement, or materially impair the ability of Seller to timely perform its obligations hereunder.

(b)Except with respect to the Litigation that was settled pursuant to the SEC Settlement, (i) FAMCO is not a party or subject to any settlement agreements with any Governmental Authority relating to FAMCO, and (ii) there are no outstanding Orders (other than exemptive orders) to which FAMCO is subject, bound or affected.

Section 3.7 Absence of Certain Changes; No Undisclosed Liabilities. To the Knowledge of Seller:

(a)From September 30, 2012 to the date of this Agreement, no event has occurred that, if it occurred between the date hereof and the Closing Date, would constitute a breach of Section 5.14.

(b)FAMCO does not have any liabilities required to be included on a balance sheet prepared in accordance with GAAP, consistently applied, except for liabilities: (i) contemplated by this Agreement, (ii) disclosed or reserved for in FAMCO's balance sheet dated September 30, 2012, (iii) that are non-material, or (iv) that were incurred by FAMCO in the ordinary course of business.

Section 3.8 Tax Matters.

(a)(i) All Tax Returns required to be filed on or before the Closing Date by, or with respect to, FAMCO have been duly and timely filed (taking into account any extensions); (ii) the information included in the Tax Returns filed by or with respect to FAMCO and is complete and accurate in all material respects; and (iii) all Taxes due and payable on or before the Closing Date by FAMCO will have been timely paid.

(b)(ii) No action, suit, examination, proceeding, investigation, audit, or claim is now pending or, to the Knowledge of Seller, threatened with respect to FAMCO in respect of any Tax, and there are no discussions among Seller or FAMCO, on the one hand, and any Governmental Authority, on the other hand, with respect to Taxes that are likely to result in a material additional amount of Tax; and (ii) no notice or claim has been made by a Governmental Authority in a jurisdiction where FAMCO does not file a particular Tax Return that it is or may be subject to that particular Tax in that jurisdiction.

(c)There are no Liens for Taxes upon the assets of FAMCO other than Liens for Taxes not yet due and payable.

(d)No request has been made for an extension of time within which to file Tax Returns with respect to FAMCO for which Tax Returns have not yet been filed.

(e)There has been no extension or waiver of the statute of limitations period applicable to any Tax of FAMCO, which period (after giving effect to such extension or waiver) has not yet expired.

(f)FAMCO has withheld and paid all Taxes required to have been withheld and paid on or before the Closing Date in connection with any amounts paid or owing by FAMCO to any employee, independent contractor, creditor, or other third party.

(g)FAMCO has no liability for Taxes of any person as a transferee or successor, by contract, or otherwise.

(h)FAMCO is not a party to or bound by any Tax-indemnity, Tax-allocation, or Tax-sharing agreement.

(i)FAMCO has not agreed or been required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local, or foreign Income Tax law) made on or prior to the Closing Date; (ii) any agreement with any Governmental Authority with regard to the Tax liability of FAMCO, executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(j)FAMCO has not received or applied for a Tax ruling or entered into a closing agreement pursuant to section 7121 of the Code, or is a member of any affiliated, consolidated, combined or unitary group for filing Tax Returns or paying Taxes, other than the consolidated group for which PJC is the parent.

(k)Purchaser will not be required to deduct and withhold any amount pursuant to section 1445 of the Code upon the purchase of the Membership Interest by the Purchaser under this Agreement.

Section 3.9 Title to FF&E. Seller has good and marketable title in and to all of the FF&E, free and clear of all Liens.

Section 3.10 No Other Representations. Except as expressly stated in this Agreement, neither Seller nor PJC makes any express or implied representations, statements, warranties, or conditions of any kind or nature whatsoever concerning the assets of FAMCO, the Business or the FF&E.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and PJC, as of the date hereof and as of the Closing Date:
Section 4.1 Organization. Purchaser is a trust created pursuant to and in accordance with the laws of the State of Missouri.
Section 4.2 Authorization. Purchaser has all requisite authority to execute this Agreement, to perform its obligations and to consummate the transactions contemplated hereby. The execution by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized. This Agreement has been validly executed by Purchaser and, assuming the due authorization and execution by Seller, FAMCO and Principal, constitutes a binding obligation of Purchaser.

Section 4.3 Non-Contravention.

(a)The execution and performance of this Agreement by Purchaser require no action by or in respect of, or filing with, any Governmental Authority other than any actions or filings under any Applicable Laws the absence of which would not, individually or in the aggregate, reasonably be expected to materially impair Purchaser's ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

(b)The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder will not: (i) violate any provision of the certificate of incorporation or by-laws of Purchaser; or (ii) assuming that all filings, registrations and notices have been made, conflict with or violate any Applicable Laws, except termination, acceleration, conflict or default as would not, individually or in the aggregate, reasonably be expected to materially impair Purchaser's ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

Section 4.4 Consents, etc. Except as contemplated by Section 5.8, no Third-Party Consent is required for (a) the execution of this Agreement by Purchaser, (b) the performance of Purchaser's obligations hereunder, and (c) the consummation of the transactions contemplated hereby other than any such Third-Party Consent the failure of which to be obtained or made would not reasonably be expected to materially impair Purchaser's ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

Section 4.5 Brokers. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Purchaser or is entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

Section 4.6 Available Funds. Purchaser has or will have as of the Closing available to it all funds necessary to satisfy all of its obligations in connection with the transactions contemplated hereby that are due and owing as of the Closing, and Purchaser will have available to it all funds necessary to satisfy all of its obligations to make all payments under the Note when such payments may become due and owing. Purchaser's ability to consummate such transactions is not conditional upon the receipt of financing (whether debt or equity) from any Third Party.

Section 4.7 Litigation. To the Knowledge of Purchaser:

(a)Except with respect to the Litigation that was settled pursuant to the SEC Settlement, there is no Litigation pending or threatened: (i) against FAMCO or any of its assets or (ii) challenging, or that would reasonably be expected to substantially interfere with, consummation of any of the transactions contemplated by this Agreement, or materially impair the ability of Purchaser to timely perform its obligations hereunder.

(b)Except with respect to the Litigation that was settled pursuant to the SEC Settlement, (i) FAMCO is not a party or subject to any settlement agreements with any Governmental Authority relating to FAMCO, and (ii) there are no outstanding Orders (other than exemptive orders) to which FAMCO is subject, bound or affected.

Section 4.8 Absence of Certain Changes; No Undisclosed Liabilities. To the Knowledge of Purchaser:

(a)From September 30, 2012 to the date of this Agreement, no event has occurred that, if it occurred between the date hereof and the Closing Date, would constitute a breach of Section 5.14.

(b)FAMCO does not have any liabilities required to be included on a balance sheet prepared in accordance with GAAP, consistently applied, except for liabilities: (i) contemplated by this Agreement, (ii) disclosed or reserved for in FAMCO's balance sheet dated September 30, 2012, (iii) that are non-material, or (iv) that were incurred by FAMCO in the ordinary course of business.

Section 4.9 Knowledge of Purchaser and Principal. Purchaser and Principal have the knowledge and experience in financial and business matters such that each is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Purchaser and Principal further agree that they are knowledgeable about FAMCO and the Business.

Section 4.10 No Other Representations. Except as expressly stated in this Agreement, neither Purchaser nor Principal makes any express or implied representations, statements, warranties, or conditions of any kind or nature whatsoever concerning the assets of FAMCO or the Business.

ARTICLE V
COVENANTS AND AGREEMENTS

Section 5.1 Sublease.

(a)FAMCO will enter into a sublease, substantially in the form attached hereto as Exhibit B, with Seller or its Affiliates at the Closing for the use of a portion of the space at Suite 700, 8235 Forsyth Blvd., Clayton, MO 63015 used for the business and operations of FAMCO and will pay the pro rata cost per square foot on space used (the “Sublease”).

(b)The Sublease will be of no force or effect unless and until written consent to the Sublease is provided by Forsyth Centre Associates, LLC pursuant to Article XV of the Master Lease.

(c)In addition to such other terms and conditions as Purchaser and Seller may agree to, the Sublease will contain the following key terms and conditions (i) a description of the space to be covered by the Sublease, (ii) that the cost and expense of construction to separately demise the offices of FAMCO and the Excluded MLP Business, commencing upon receipt of written consent from Forsyth Centre Associates, LLC to the Sublease and such construction, shall be paid one-half by Purchaser and one-half by Seller, and (iii) Seller or its Affiliates will provide six months' advance written notice to Purchaser before terminating the Master Lease after the Closing; provided, however, in no event shall Purchaser be permitted to occupy the Master Lease premises after May 31, 2015 and the Sublease term shall expire on or before May 31, 2015.

Section 5.2 Non-Compete.

(a)Principal acknowledges and agrees that FAMCO has a legitimate interest in being protected from competitive activity by Principal, and Seller has a related legitimate interest in repayment of the Note by Purchaser-owned FAMCO. The parties have carefully considered how best to protect these interests without unreasonably restricting the economic interest of Principal and hereby agree to this non-compete provision as reasonable and equitable under the circumstances. Principal specifically agrees that it is reasonable with respect to its scope, duration and geographic area.

(b)From the date of this Agreement through the date on which the Note is paid in full and discharged, Principal shall not, directly or indirectly, (i) engage in or assist any other person or entity (except FAMCO, PJC, Seller, ARI and their Affiliates) with any business, enterprise, employment or investment management or advisory service (whether as sub-adviser, adviser or otherwise) that competes with FAMCO or its Affiliates in any Designated Field (as defined below) in any state or territory of the United States, or (ii) invest in, own, manage, operate, finance, control, lend his name or credit to, or render services or advice to, any such competing business or enterprise; provided, however, that the covenants and restrictions described in this Section 5.2(b) shall immediately terminate and shall be of no further force or effect upon the occurrence of a Liquidation Event.

(c)“Designated Field” means the provision of discretionary, non-discretionary or other portfolio management or investment advisory services (whether as adviser, subadviser, or otherwise, and whether in the form of model portfolios, discretionary management or otherwise) with respect to any account, fund, pooled investment vehicle or other product or service (whether registered or exempt from registration under the Investment Company Act or otherwise) in any investment style that is the same, or similar to, that managed by FAMCO as of the date of this Agreement or hereafter adopted during the term of the non-compete provision set forth in Section 5.2(b).

(d)Principal acknowledges that a violation of this covenant would cause immeasurable and irreparable damage to FAMCO, PJC, Seller and ARI and that money damages will be inadequate to compensate for any such violation. Accordingly, Principal agrees that FAMCO, PJC, Seller and ARI shall be entitled to obtain injunctive or other equitable relief in any court of competent jurisdiction to restrain any actual or threatened violation of any such covenant in addition to any other remedies it might have.

Section 5.3 Non-Solicitation.

(a)Principal, Purchaser-owned FAMCO, and Purchaser each agrees that for a period of six months following the Closing Date none of them, their respective Affiliates, or their respective officers, directors, members, employees, representatives, or agents will, directly or indirectly, (i) solicit, induce or encourage any person then employed by PJC, Seller, ARI or any of their respective Affiliates to terminate or otherwise modify their employment with PJC, Seller, ARI or such Affiliate, or (ii) solicit, request, advise, or induce any present client, account, customer, supplier or other business contact or relationship of PJC, Seller, ARI or any their respective Affiliates to change its relationship with PJC, Seller, ARI or such Affiliate or breach its agreement with PJC, Seller, ARI or such Affiliate.

(b)PJC, Seller, and ARI each agrees that for a period of six months following the Closing Date none of them, their respective Affiliates, or their respective officers, directors, members, employees, representatives, or agents will, directly or indirectly, (i) solicit, induce or encourage any person then employed by Purchaser-owned FAMCO, Purchaser or any of their respective Affiliates to terminate or othewise modify their employment with Purchaser-owned FAMCO, Purchaser, or such Affiliate, or (ii) solicit, request, advise, or induce any present client, account, customer, supplier or other business contact or relationship of Purchaser-owned FAMCO, Purchaser or any of their respective Affiliates to change its relationship with Purchaser-owned FAMCO, Purchaser or such Affiliate or breach its agreement with Purchaser-owned FAMCO, Purchaser or such Affiliate.

(c)The covenants and restrictions described in this Section 5.3 shall immediately terminate and shall be of no further force or effect upon the occurrence of a Liquidation Event.

Section 5.4 Non-Disparagement.

(a)Principal, Purchaser-owned FAMCO, and Purchaser each agrees to use best efforts to ensure that none of them, or their respective Affiliates, or any their respective officers, directors, members, employees, representatives, or agents will, directly or indirectly, disparage PJC, Seller, ARI, or any of their respective Affiliates, or any of their respective officers, directors, employees, or agents, or any of their products, services, policies, practices or personnel, and Principal, Purchaser-owned FAMCO, Purchaser, and their respective Affiliates will take appropriate and reasonable actions to prevent their respective officers, directors, employees, and agents from doing so; provided, however, that nothing in the foregoing shall prevent Principal, Purchaser-owned FAMCO, Purchaser, or any of their respective Affiliates, or any of their respective officers, directors, employees or agents from making any filing or report or providing any other statement or testimony required by law, rule or regulation.

(b)PJC, Seller, and ARI each agrees to use best efforts to ensure that none of them, or their respective Affiliates, or any of their respective officers, directors, members, employees, representatives, or agents will, directly or indirectly, disparage Principal, Purchaser-owned FAMCO, Purchaser or any of their respective Affiliates, or any of their respective officers, directors, employees, or agents, or any of their products, services, policies, practices or personnel and PJC, Seller, ARI, and their respective Affiliates will take appropriate and reasonable actions to prevent their respective officers, directors, employees, and agents from doing so; provided, however, that nothing in the foregoing shall prevent PJC, Seller, ARI, or any of their respective Affiliates, or any of their respective officers, directors, employees or agents from making any filing or report or providing any other statement or testimony required by law, rule or regulation.

Section 5.5 Trademarks; Track Records.

(a)From and after the Closing, Purchaser shall have all rights to the names “Fiduciary Asset Management” and “FAMCO” and all associated logos, marks and domain names currently owned, used or held by Seller; provided, however, that Seller, ARI and their Affiliates shall have all rights to use the name “FAMCO MLP” indefinitely and shall be permitted to reference “formerly with Fiduciary Asset Management or FAMCO” indefinitely.

(b)From and after the Closing, Purchaser shall have all rights to all track records of FAMCO currently owned or developed by Seller, excluding the track records of the Excluded MLP Business, which excluded track records shall be retained solely by Seller and its Affiliates.

Section 5.6 Technology and Assets.

(a)Seller agrees that FAMCO will continue to run its technology and telecommunications systems on the network of PJC until the Closing Date, provided, however, that FAMCO shall comply with all of the technology and telecommunications policies and procedures of PJC. As of the Closing Date, Purchaser shall acquire its own technology and telecommunications systems and shall no longer have access to PJC's systems. The FAMCO website URL shall be transferred by Seller to FAMCO at Closing. Seller will use commercially reasonable efforts to cause all phone numbers currently assigned to FAMCO to be transferred to FAMCO at Closing, and, if those phone numbers are not so transferred, Seller will forward to FAMCO calls to those phone numbers for a period of three months from and after the Closing Date. No software licenses to which PJC and its Affiliates are parties on an enterprise basis will be assigned to FAMCO, and FAMCO will be required to obtain any such licenses that it deems necessary to operate its business from and after the Closing Date; provided that PJC shall use commerically reasonable efforts to assign to FAMCO the Bloomberg licenses relating to the Bloomberg terminals to be transferred to FAMCO pursuant to Section 5.6(b), and, to the extent so assigned, FAMCO shall perform all payment and other obligations of the licensee under such licenses from and after the Closing Date.

(b)Seller agrees to sell, transfer, convey, and deliver the following as of the Closing Date: (i) all of the FF&E, (ii) copies of requested existing client records of FAMCO (other than client records that relate to the Excluded MLP Business), (iii) all files and data that are stored on the FAMCO network “J” drive (excluding the FAMCO/MLP directory), (iv) all contact information for FAMCO clients (other than clients of the Excluded MLP Business who are not also FAMCO clients) that resides in the CRM database, and (v) all books and records (other than emails, which are the subject of Section 5.6(c)) that relate solely to FAMCO and the Business and that do not relate to the Excluded MLP Business. Seller shall have the right to retain and, after the Closing, reasonably request and obtain copies of FAMCO books and records.

(c)Seller shall provide Purchaser and Principal (and their representatives) access to the personal computers of the FAMCO Employees in order to extract email account information from such employees' mailboxes located on the exchange server utilized by FAMCO. Not later than the date that is six months after the Closing Date, Seller will provide FAMCO with copies of the historical emails of the FAMCO Employees to the extent that such emails are stored on Seller's or its Affiliates' information technology systems. Between the Closing Date and Seller's conversion of such historical emails to FAMCO's systems, Seller will provide reasonable support to FAMCO with respect to the retrieval of historical emails to the extent required for FAMCO to comply with Applicable Laws.

(d)Seller shall (i) cooperate with Purchaser and Principal (and their representatives) to extract FAMCO data (excluding any data relating to the Excluded MLP Business) from the Seller-owned APX database and to migrate such data to FAMCO's systems, (ii) pay one-half the costs of any consultant fees that are incurred to extract such data from the APX database and to input such data into Purchaser-owned FAMCO's APX database (up to a maximum aggregate payment by Seller under this clause (ii) of $25,000), and (iii) provide Purchaser-owned FAMCO with reasonable access to requested client records and other books and records that are specific to Purchaser-owned FAMCO clients who are also clients of the Excluded MLP Business.

Section 5.7 Commercially Reasonable Efforts; Further Assurances.

(a)Subject to the terms of this Agreement, each of the parties to this Agreement shall use commercially reasonable efforts to take or cause to be taken all actions necessary to consummate the transactions contemplated by this Agreement.

(b)PJC, Seller and ARI, on the one hand, and Principal, Purchaser-owned FAMCO, and Purchaser, on the other, shall, from time to time after the Closing and as and when requested by the other, use reasonable efforts to (i) make required personnel available to testify in any proceedings and do all other acts that may be necessary or desirable in the reasonable opinion of the other party to protect or effectuate any rights arising from this Agreement or to aid in the prosecution or defense of any rights arising from this Agreement or the operation of the business of FAMCO, and (ii) make the required person available to testify, provide information, and otherwise assist with any review, investigation, or other inquiry or proceeding by the SEC, any self-regulatory organization, any state securities regulatory authority or any other Governmental Authority, all without further consideration other than reimbursement by the requesting party to the requested party of reasonable out-of-pocket expenses.

(c)PJC, Seller and ARI, on the one hand, and Principal, Purchaser-owned FAMCO, and Purchaser, on the other, shall, subject to applicable law related to the exchange of information, furnish or cause to be furnished to each other and each other's officers, employees, agents, and representatives access, during normal business hours, to such information relating to FAMCO and such other assistance as is reasonably necessary for financial reporting and accounting and other reasonably appropriate purposes; provided, however, that such access or assistance shall not unreasonably disrupt the normal operations of the party providing access or assistance. Seller shall retain regulatorily required books and records of FAMCO for at least eight years after the Closing.

Section 5.8 Third-Party Consents.

(a)To the extent that any Third-Party Consent is required (i) under any Contract to which FAMCO is a party, FAMCO and Principal shall use commercially reasonable efforts to obtain such Third-Party Consent on or prior to the Closing Date; provided, however, that notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates shall not have any obligation under this Agreement to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person in order to obtain any Third-Party Consents.

(b)In furtherance (and without limitation) of Section 5.8(a) above, with respect to each Separate Account Client, Purchaser and Principal shall, and cause FAMCO to, use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, such consent of such Separate Account Client to the “assignment” of its Advisory

Contract resulting from the consummation of the transactions contemplated hereby as is required by the terms of such Advisory Contract and the Investment Advisers Act (each such consent, a “Separate Account Consent”). The parties hereto agree that the Separate Account Consent for any such Advisory Contract shall be deemed given for all purposes of this Agreement as follows: (i) if written consent is required under Applicable Law or the applicable Advisory Contract, upon receipt of written consent prior to the Closing Date, or (ii) if consent other than written consent is sufficient under Applicable Law and the applicable Advisory Contract, (A) upon receipt of a written consent prior to the Closing Date or (B) if no such written consent is received, if 30 days shall have passed since the sending of a notice of the transactions contemplated by this Agreement and the related assignment of the applicable Advisory Contract (which notice must be sent by FAMCO to the Separate Account Client at least 30 days prior to the Closing Date); provided, however, that any Advisory Client who has informed FAMCO or Purchaser, whether orally or in writing, of its intention to terminate or seek a material modification of the terms of its Advisory Contract with FAMCO, withdraw assets under management by FAMCO (other than in the ordinary course of business consistent with past practice), put its account up for bid or refuse or delay its consent prior to the Closing Date shall be deemed not to have provided its Separate Account Consent unless, as of the Closing Date, such notice shall have been rescinded or withdrawn.

(c)In furtherance (and without limitation) of Section 5.8(a) above, with respect to each Sponsored Fund, Purchaser and Principal shall, and cause FAMCO to, use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, such consents of investors in each of the Sponsored Funds representing a majority-in-interest of the limited partners or members of such Sponsored Fund (as applicable) to the “assignment” of such Sponsored Fund's Advisory Contract resulting from the consummation of the transactions contemplated hereby (each such consent, a “Sponsored Fund Consent”).

(d)In furtherance (and without limitation) of Section 5.8(a) above, with respect to each Sub-Advised Fund, the Seller shall, and shall cause FAMCO to, use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, the due consideration and approval by the board of directors or trustees (as applicable) of such Sub-Advised Fund (each such approval, a “Fund Board Approval”) of, in accordance with section 15 of the Investment Company Act, a new Advisory Contract with FAMCO or the Purchaser or its Affiliate to be in effect as of the Closing Date (and subject to the Closing), in all material respects on the same terms and conditions as the terms of FAMCO's existing Advisory Contract relating to such Sub-Advised Fund (with the exception of the effective and termination dates of such Advisory Contract) or otherwise in form and substance reasonably satisfactory to the Purchaser. To the extent Fund Board Approval has been obtained with respect to a new Advisory Contract relating to a Sub-Advised Fund in accordance with this Section 5.8(d), the Seller shall, and shall cause FAMCO to, use commercially reasonable efforts to cause the sponsor of such Sub-Advised Fund to obtain, as promptly as practicable following the date of such Fund Board Approval, the due consideration and approval by the shareholders of such Sub-Advised Fund (each such approval, a “Fund Shareholder Approval”) of such new Advisory Contract in accordance with section 15 of the Investment Company Act.

(e)Seller and Purchaser shall cooperate, jointly plan and share information with respect to all material communications with any Advisory Clients with respect to the transactions contemplated by this Agreement following the Closing. All notices and related materials distributed to any Advisory Clients in connection with obtaining any Client Consents or any other Third-Party Consents pursuant to this Section 5.8 shall be in form and substance reasonably acceptable to Seller, and to the extent not restricted under the terms of the applicable Advisory Contract or Applicable Law.

(f)Upon the request of Purchaser, Seller shall (i) use commercially reasonable efforts to assist Purchaser in obtaining the Third-Party Consents pursuant to this Section 5.8, and (ii) prepare the form of all notices and consents required to obtain the Third-Party Consents, to the extent reasonably requested by Purchaser; provided, however, that notwithstanding anything to the contrary in this Agreement, except as set forth in Section 11.4, neither Seller nor any of its Affiliates shall have any obligation under this Agreement to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person in order to obtain any Third-Party Consents. All such notices and consents shall be in compliance with the terms of the applicable Advisory Contract and Applicable Laws.

Section 5.9 Assignment of Insurance Policies. Each of the Former Employees has assigned all of his rights to FAMCO under certain insurance policies under which such Former Employees are insured as officers.  FAMCO shall assign these rights to Seller at Closing.

Section 5.10 Public Announcements. Promptly following execution and delivery of this Agreement, the parties shall jointly issue a press release in the form approved by the parties prior to the date hereof, such approval not to be unreasonably withheld or delayed. Except for such press release, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement shall be made by or on behalf of any party hereto without the prior approval, not to be unreasonably withheld or delayed, of the other parties, unless the party making such public announcement or disclosure shall give prior written notice to the other parties and consider in good faith their suggestions with respect thereto, to the extent possible and legally permissible. Purchaser and Principal acknowledge that PJC may be required to file this Agreement with the SEC.

Section 5.11 E&O Insurance. For a period of six years after the Closing, FAMCO shall maintain errors and omissions liability insurance in respect of acts or omissions occurring at or prior to Closing (“E&O Insurance”), equal to the errors and omissions insurance coverage of FAMCO maintained as of the date hereof; provided, however, that in no event will FAMCO be required to expend (or cause to be expended) in any one year an amount exceeding 200% of the annual premium currently paid for such insurance coverage; and provided, further, that if the annual premium in any one year exceeds such amount, then FAMCO will be obligated to maintain (or cause to be maintained) a policy with the greatest coverage available for a cost not exceeding such amount.

Section 5.12 Anti-Avoidance.  Purchaser, Principal and FAMCO hereby covenant and agree that following the Closing they will not take or cause to be taken any action, directly or indirectly, with the design or intention of avoiding or circumventing their respective obligations under this Agreement, including without limitation, by way of any legal structuring, merger, consolidation, change in entity, sale, assignment, transfer or other transaction.  Any entity into which Purchaser or FAMCO may be merged or consolidated, or any entity resulting from any merger or consolidation to which Purchaser or FAMCO may be a party, or any entity to which Purchaser or FAMCO may sell all or substantially all of its assets and business, shall automatically and without any further action required, become and assume the respective obligations of Purchaser or FAMCO under this Agreement.

Section 5.13 Certain Potential Liabilities.

(a)Each of FAMCO, Seller, PJC and their respective Affiliates shall be responsible for any Loss incurred by such Person in connection with or arising out any Schedule I Claim due to such Person's own actions, omissions or duties (actual or alleged), and no such Person shall be responsible for any such Loss incurred by another such Person, except to the extent otherwise expressly provided in Sections 5.13(b) and 10.2(c).

(b)Seller shall assume the liabilities set forth in Schedule II.

(c)Each of Seller and PJC shall be responsible for, pay and otherwise fully discharge any and all Losses incurred by FAMCO, Purchaser or Principal in connection with, arising out of or otherwise related to the Excluded MLP Business. None of FAMCO, Purchaser, Purchaser-owned FAMCO or Principal shall have any responsibility with respect to the Excluded MLP Business.

Section 5.14 Conduct of Business. During the period from the date hereof to the earlier of the termination of this Agreement and the Closing Date, except as otherwise contemplated hereby or consented to by the Purchaser or Principal in writing (not to be unreasonably withheld), Seller shall not, and shall cause FAMCO not to:

(a)amend any of its organizational documents;

(b)issue any equity interests (including profit interests) in FAMCO or any securities convertible into or exchangeable for equity interests;

(c)make any material change to FAMCO's accounting methods, principles or practices, except as required by changes in GAAP or Applicable Law;

(d)incur or assume indebtedness;

(e)merge or consolidate with, or acquire substantially all of the assets or equity securities of, any other entity;

(f)(i) make any Tax election, (ii) change any Tax accounting method, (iii) compromise any Tax liabilities or (iv) amend any Tax Return with respect to FAMCO or any of the Sponsored Funds, except as required by Applicable Law; or

(g)agree or commit, whether in writing or otherwise, to take any of the foregoing actions.

Section 5.15 Certain Start-Up Costs. The parties acknowledge that Purchaser and Principal will incur certain costs and expenses between the date of this agreement and the Closing

Date in order to enable FAMCO to operate as a stand-alone business on the Closing Date, without interruption in service to its clients. Principal may cause FAMCO to pay such costs and expenses to the extent that (a) the aggregate amount of such costs and expenses does not exceed $100,000; (b) such amounts are only incurred to acquire or procure (i) data processing services, facilities or equipment, (ii) financial, legal, accounting, property management, construction, telecommunication or other services directly related to the conduct of Purchaser owned-FAMCO, (iii) facilities or equipment, and (iv) general or administrative services and supplies; and (c) appropriate documentation of all such costs and expenses is kept by Principal and provided to PJC and Seller upon request. If this Agreement is terminated for any reason (other than pursuant to Section 8.1(c)(ii)), Purchaser and Principal shall reimburse FAMCO for all such costs and expenses within 30 days after termination.

ARTICLE VI
CERTAIN EMPLOYEE MATTERS

Section 6.1 General.

(a)The employees listed on Schedule III (the “FAMCO Employees”) who are employed in connection with the Business on the Closing Date will remain employees of FAMCO immediately following the Closing. This Agreement gives no right of continued employment to any FAMCO Employee.

(b)Principal received one or more grants of restricted stock made under the Piper Jaffray Companies Amended and Restated Annual and Long-Term Incentive Plan. The shares of restricted stock subject to such grants will continue to vest in accordance with their terms; provided, however, that (i) Purchaser-owned FAMCO shall not be deemed a “Talent Competitor” as defined therein; (ii) PJC hereby waives, effective as of the Closing, any requirement that Principal enter into a “Post-Termination Agreement” with PJC; and (iii) PJC will recommend that the Compensation Committee of PJC's Board of Directors approve, subject to the Closing, full acceleration of the vesting of the unvested shares of such restricted stock at the committee's regularly scheduled meeting in May 2013.

(c)For so long as the FAMCO Employees remain employees of Seller-owned FAMCO before the Closing Date, Seller and its Affiliates will continue to administer payroll and benefits for the FAMCO Employees consistent with past practice.

(d)During the period of time that the FAMCO Employees remain employees of Seller-owned FAMCO, FAMCO will, and Principal will cause the FAMCO Employees to, comply with (i) all policies and procedures applicable to Seller-owned FAMCO generally, including without limitation, all applicable codes of ethics and business conduct and (ii) FAMCO's Compliance Policies and Procedures manual.

ARTICLE VII
CONDITIONS TO THE CLOSING

Section 7.1 Conditions to Obligations of Each Party. The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by Purchaser and Seller), as of the Closing Date, of the following condition:

(a)No Injunction. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any Applicable Law.

Section 7.2 Additional Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Seller), as of the Closing Date, of each of the following additional conditions:

(a)Representations and Warranties. The representations and warranties of Purchaser contained in Article IV of this Agreement shall not be untrue or incorrect in any material respect. Solely for purposes of this Section 7.2(a), any representation or warranty that is qualified by “materiality” shall be true and correct in all respects.

(b)Performance of Covenants. Purchaser and Principal shall have performed in all material respects all respective obligations and agreements, and shall have complied in all material respects with covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

(c)Closing Payment. Purchaser shall have tendered to Seller the Closing Payment and the executed Note.

(d)Receipt of Closing Deliveries. Seller shall have received each of the closing deliveries to which it is entitled under Section 2.2.

Section 7.3 Additional Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Purchaser), as of the Closing Date, of each of the following additional conditions:

(a)Representations and Warranties.  The representations and warranties of Seller and PJC contained in Article III of this Agreement shall not be untrue or incorrect in any material respect. Solely for purposes of this Section 7.3(a), any representation or warranty that is qualified by “materiality” shall be true and correct in all respects.

(b)Performance of Covenants.  Seller shall have performed in all material respects all respective obligations and agreements, and shall have complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)Receipt of Closing Deliveries. Purchaser shall have received each of the closing deliveries to which it is entitled under Section 2.2.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a)By mutual written consent of Seller and Purchaser, as evidenced by a writing signed by each of Seller and Purchaser;

(b)By either Seller or Purchaser upon written notice to the other party, if:
(i)(A) any Governmental Authority (including any court of competent jurisdiction) shall have issued an Order or taken any other official action enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable, or (B) there shall be any Applicable Law that makes the consummation of the Closing illegal or otherwise prohibited; or

(ii)the Closing shall not have taken place on or before July 15, 2013 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by the End Date; and provided further that the End Date may be extended by mutual written consent of Seller and Purchaser, as evidenced by a writing signed by each of Seller and Purchaser;

(c)By Purchaser (i) if any condition in Section 7.1 or 7.3 shall have become incapable of fulfillment at Closing (provided Purchaser has not waived such condition), or (ii) if there has been a material breach of a representation, warranty, covenant, or agreement by Seller, unless such breach is cured within 10 days after notice thereof is given to Seller; or

(d)By Seller (i) if any condition in Section 7.1 or 7.2 shall have become incapable of fulfillment at Closing (provided Seller has not waived such condition), or (ii) if there has been a material breach of a representation, warranty, covenant, or agreement by Purchaser or Principal, unless such breach is cured within 10 days after notice thereof is given to Purchaser or Principal.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided above, this Agreement (other than this Section 8.2) shall become wholly void and of no further force and effect, and there shall be no duties, liabilities or obligations of any kind or nature whatsoever on the part of any party hereto to the other parties based upon, relating to or arising from or in connection with this Agreement or the transactions contemplated hereby, except that: (a) the obligations set forth in Sections 5.7 and 5.15 and Sections 11.4 through 11.6 shall continue to apply following any such termination of this Agreement; and (b) no party shall be relieved or released from any liabilities or damages arising out of or caused by the willful breach by such party, prior to such termination (or, with respect to any obligations set forth in Sections 5.7 and 5.15 or Sections 11.4 through 11.6, at any time), of its obligations under this Agreement.

ARTICLE IX
TAX MATTERS

Section 9.1 Tax Returns and Payments. Seller shall prepare and file, or shall cause each of FAMCO to prepare and file, all Tax Returns that are required to be filed (taking into account extensions therefor) on or prior to the Closing Date (the “Pre-Closing Date Tax Returns”). Such Pre-Closing Date Tax Returns shall be prepared in accordance with past practice (unless a contrary position is required by Applicable Law). Purchaser shall file or cause to be filed all Tax Returns for which Seller does not have filing responsibility pursuant to the first sentence of this Section 9.1. Purchaser shall provide Seller a copy of any returns prepared by it for any tax period of FAMCO that includes, but does not end on, the Closing Date before such returns are filed. Purchaser will make any changes to such returns reasonably requested by Seller. The parties shall cooperate fully, as and to the extent reasonably requested by each party and at the requesting party's expense, in connection with the filing of any Tax Return and the making of any Tax election. Purchaser and Seller shall discharge, or cause to be discharged, all Tax liabilities shown on Tax Returns based on the assumption and allocation of Tax liabilities provided in this Agreement without regard to the party that has prepared the Tax Return, and the party responsible for payment of any amount of Taxes shown due on a Tax Return shall pay such unpaid amount to the party filing the Tax Return no later than one Business Day prior to the filing of such Tax Return.

Section 9.2 Allocation of Taxes.

(a)Seller shall be responsible for (i) the payment of all Taxes of FAMCO attributable to any Pre-Closing Date Tax Period and (ii) Seller's portion of Transfer Taxes, if any, as provided in Section 9.4.

(b)Purchaser, subsequent to the Closing, shall be responsible for the payment of (i) all Taxes of FAMCO, attributable to any period beginning after the Closing Date, including, in the case of a Straddle Period, the portion of the Straddle Period beginning after the Closing Date; and (ii) Purchaser's portion of Transfer Taxes, if any, as provided in Section 9.4.

(c)For purposes of clauses 9.2(a)(i) and 9.2(b)(i), the Taxes related to the portion of a Straddle Period ending on the Closing Date shall (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date.

Section 9.3 Tax Cooperation; Tax Audits. After the Closing Date, Seller on the one hand, and Purchaser and Principal, on the other hand, shall, and shall cause their respective Affiliates to, cooperate in the preparation of all Tax Returns and shall provide, or cause to be provided, to the requesting party any records or other information requested by such party in connection therewith.

Seller and Purchaser shall give prompt notice to each other of any proposed adjustment to Taxes relating to any Pre-Closing Date Tax Period. Each party shall cooperate with the others in connection with any Tax investigation, audit, or other proceeding; provided, however, that claims for indemnification under this Article 10 shall be subject to the procedures set forth in Section 10.5. A party shall be reimbursed for reasonable out-of-pocket expenses incurred in taking any action requested by the other party or parties under this Section 9.3.

Section 9.4 Transfer Taxes. Purchaser and Seller shall each pay one-half of all sales, use, value-added, business, goods and services, transfer, documentary, conveyance, or similar Taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the Membership Interest under this Agreement (including any stamp, duty, or other Tax chargeable in respect of any instrument transferring property, together with any and all penalties, interest, and additions to Tax with respect thereto) (“Transfer Taxes”), and Seller and Purchaser shall cooperate in a timely manner in making all filings, returns, reports, and forms as may be required to comply with the provisions of laws related to Transfer Taxes. Seller and Purchaser agree that, upon request, they shall use their reasonable best efforts to obtain any certificates or other documents from any Governmental Authority or any other persons as may be necessary or helpful to mitigate, reduce, or eliminate any Transfer Taxes that would otherwise be imposed with respect to the transactions contemplated by this Agreement.

Section 9.5 Record Retention. Purchaser and Seller shall retain or cause to be retained all Tax Returns and all books and records relating to Taxes of FAMCO or any Sponsored Fund for all taxable periods beginning on or before the Closing Date until 60 days after the expiration of the applicable statute of limitations for the Tax in question (and, to the extent notified by Purchaser or Seller, any waiver or extension thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Governmental Authority.

Section 9.6 Refunds. Seller shall be entitled to any refunds with respect to Taxes that were paid by FAMCO or Seller and for which Seller is responsible under this Agreement, and Purchaser shall file any claims for such refunds as may reasonably be requested by Seller; provided that Seller shall reimburse Purchaser for the reasonable costs and expenses incurred by Purchaser and paid to third parties in connection with the preparation and filing any such claims for refunds. Except to the extent set forth in the preceding sentence, Purchaser shall be entitled to any refunds of Taxes. Purchaser shall promptly forward to Seller any refund due to Seller (pursuant to the terms of this Section 9.6) after receipt thereof, and Seller shall promptly forward to Purchaser any refund due Purchaser (pursuant to the terms of this Section 9.6) after receipt thereof. Refunds of Taxes for a Straddle Period shall be allocated in the manner in which Taxes are allocated in Section 9.2.

Section 9.7 Allocation of Purchase Price. The parties agree to work together after the date hereof to reach a mutual agreement with respect to a final allocation of the Purchase Price (the “Allocation”).  If agreed upon, each of Seller and Purchaser will allocate the Purchase Price, as may be adjusted, among the assets of FAMCO in accordance with the Allocation and Applicable Law (and each Party will cause each of its applicable Affiliates to do so).  After Closing, unless the Parties cannot agree on the Allocation, the Parties will, and will cause their respective Affiliates to, make consistent use of such Allocation.  With respect to such Allocation, as may be adjusted, each Party will (1) be bound by such allocation, (2) act in accordance with such Allocation in the preparation of all financial statements and the filing of all Tax Returns and in the course of any Tax audit, Tax review or other Tax proceeding relating thereto, (3) take no position and cause its Affiliates to take no position inconsistent with such Allocation for Tax purposes (including in connection with any proceeding), unless in each case otherwise required pursuant to a “determination” within the meaning of section 1313(a) of the Code, and (4) not later than 45 days before the filing of its IRS Forms 8594 (whether initial or supplemental) relating to the transactions contemplated herein, deliver to each other Party a true, correct and complete copy of such IRS Forms.  If the Parties cannot agree on the Allocation, then each of the Parties may independently allocate the Purchase Price, as may be adjusted.

ARTICLE X
INDEMNIFICATION

Section 10.1 Survival. The representations and warranties of the parties contained in this Agreement shall survive until the second anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.9, 4.1, 4.2, 4.5, 4.6 and 4.9 shall survive indefinitely or until the latest date permitted by law. The covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentences, any inaccuracy or breach of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, until any such claim for indemnity has been finally resolved.

Section 10.2 Indemnification by Seller. Each of Seller and PJC, jointly and severally, shall defend, indemnify and hold harmless each of Purchaser-owned FAMCO, Purchaser, Principal and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Purchaser Indemnitees”) from and against, and pay or reimburse Purchaser Indemnitees for, any and all Losses incurred in connection with, resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty when made or deemed made by Seller in or pursuant to Article III of this Agreement, (b) any failure of Seller to perform any of its covenants or agreements under this Agreement, (c) a Schedule I Claim, or (d) the Excluded MLP Business.

Section 10.3 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse Seller Indemnitees for, any and all Losses incurred in connection with, resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made or deemed made by Purchaser in or pursuant to Article IV of this Agreement or (b) any failure of Purchaser (or, after the Closing, FAMCO) to perform any of its covenants or agreements under this Agreement.

Section 10.4 Certain Limitations.

(a)For the purpose of calculating the amount of any Loss for which a Purchase Indemnitee or a Seller Indemnitee is entitled to indemnification under this Agreement, the amount of such Loss shall be deemed to be an amount net of any insurance proceeds actually received by such Person or its Affiliates in respect of such claim.

(b)In connection with any claim for indemnification under this Article X, each Purchaser Indemnitee or each Seller Indemnitee, as the case may be, shall use all commercially reasonable efforts to mitigate any Loss upon and after becoming aware of any event that would reasonably be expected to give rise to such Loss. The failure of Purchaser Indemnitee or each Seller Indemnitee, as the case may be, to mitigate any Loss shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure to mitigate.

(c)For purposes of this Article X, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality.

(d)No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof, other than any such damages incurred by a Third Party and arising in connection with a Third-Party Claim. In addition, no party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any diminution in value, consequential damages or speculative damages arising out of or relating to this Agreement or the performance or breach hereof, other than any such damages incurred by a Third Party and arising in connection with a Third-Party Claim.

(e)No Purchaser Indemnitee shall have any right to indemnification under Section 10.2(a) regarding a breach of a representation or warranty if Purchaser had Knowledge of the breach or the underlying facts or circumstances giving rise thereto.

(f)No Seller Indemnitee shall have any right to indemnification under Section 10.3(a) regarding a breach of a representation or warranty if Seller had Knowledge of the breach or the underlying facts or circumstances giving rise thereto.

(g)The maximum aggregate liability of Seller and PJC to the Purchaser Indemnitees under Section 10.2(c), excluding any liability of Seller and PJC under Section 5.13(b), shall be an amount equal $4 million.

Section 10.5 Third-Party Claim Procedures. In the case of any Litigation asserted by a Third Party (a “Third-Party Claim”) against a party entitled to indemnification under this Agreement with respect to such Litigation (an “Indemnified Party”), notice shall be given by the Indemnified Party to the party or parties required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third-Party Claim, and the Indemnifying Party (at the expense of such Indemnifying Party) shall assume the defense of such Third-Party Claim, provided that (a)  the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not assume the defense of such Third-Party Claim within 10 Business Days following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third-Party Claim without the consent of the Indemnifying Party, without prejudice to the ability of the

Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third-Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive, criminal or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third-Party Claim. In any event, Seller and Purchaser shall cooperate in the defense of any Third-Party Claim subject to this Article X and the records of each shall be made reasonably available to the other with respect to such defense.

Section 10.6 Exclusive Remedy. Except as provided in Section 11.7, from and after the Closing, the indemnification provisions set forth in this Article X shall provide the sole and exclusive remedy of Purchaser Indemnitees or Seller Indemnitees, as the case may be, for any inaccuracy or breach of any representation, warranty, covenant or agreement of Seller, Principal or Purchaser, respectively, contained herein. Nothing herein shall limit in any way any party's liability for fraud, intentional material misrepresentation or intentional material omission, provided no party shall be liable for fraud, intentional material misrepresentation or intentional material omission for failure to disclose any matter required to be disclosed by such party pursuant to this Agreement unless, at the time such disclosure was required to be made, such party had actual Knowledge of such matter.

Section 10.7 Right of Offset. Purchaser shall have the right to withhold and set off against any amount due under the Note, the amount of any unpaid claim for indemnification to which Purchaser is entitled but has not yet been paid under this Agreement. Prior to Purchaser making any set off as described in this Section 10.7 Purchaser shall deliver a written notice to Seller that Purchaser intends to perform such set off (the “Setoff Notice”), which shall: (a) contain a detailed description of the reason for the set off and Purchaser's calculation of the amount thereof; and (b) provide a period of 10 Business Days follow Seller's receipt of such a Setoff Notice an opportunity to cure, if possible, or reasonably object to, the cause(s) for Purchaser's claim. This right of set-off shall be in addition to and not in substitution of any other rights Purchaser may be entitled to under this Agreement or otherwise.
ARTICLE XI
GENERAL PROVISIONS

Section 11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

(i)if to Seller at:

Piper Jaffray Companies
800 Nicollet Mall, Suite 800
Minneapolis, MN 55402
Attn: General Counsel
Telecopy: (612) 303-1772

(ii)if to Purchaser at:

Fiduciary Asset Management LLC
8235 Forsyth Boulevard
Saint Louis, MO 63105
Attn: Wiley Angell
Telecopy: (314) 446-6701

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 11.2 Amendment; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.3 Entire Agreement. This Agreement (including other documents and instruments referred to herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 11.4 Fees and Expenses. Except as set forth in Section 9.4, whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Fees and expenses of Purchaser and Principal (including with respect to legal representation) shall not be considered fees and expenses of, or otherwise allocated to, FAMCO, but shall be borne and paid for by Purchaser and Principal respectively, except to the extent provided otherwise in Section 5.15. Notwithstanding anything to the contrary in this Agreement, all costs and expenses incurred by FAMCO in connection with seeking or obtaining any Client Consents in connection with the transactions contemplated hereby shall be borne by Purchaser.

Section 11.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS.

Section 11.6 Resolution of Disputes.

(a)If any dispute, claim or controversy shall arise out of or in relation to this Agreement, or the breach thereof, and if the same cannot be settled through negotiation, the parties agree first to attempt in good faith to settle the dispute through mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration pursuant to 11.6(b) below.

(b)In the event that no settlement of the dispute, claim or controversy shall have been reached prior to the date which shall be 60 days after the first filing of a request for mediation, or that mediation shall have been terminated prior to such date, or that a party shall at any time have commenced proceedings in respect of the dispute, controversy or claim before any court or other tribunal of any country or political subdivision thereof, the dispute, controversy or claim shall be finally settled by arbitration at Minneapolis, Minnesota, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Nothing herein contained shall bar either party from seeking equitable remedies in a court of appropriate jurisdiction as set forth in Sections 5.2 and 11.7 hereof.

Section 11.7 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto.

Section 11.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.10 Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided under Article X, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

Section 11.11 Guaranty. FAMCO hereby unconditionally and irrevocably guarantees to Seller (a) the prompt payment in full of all of the payment obligations of Purchaser under this Agreement, which shall include the obligation to make all payments under the Note until the balance of the Note (principal and interest) has been paid and discharged in full and (b) the prompt and complete payment and performance of any indemnity obligations of Purchaser under Article X (collectively, the “Guaranteed Obligations”). The guaranty set forth in this Section 11.11 is a guaranty of payment and not of collection, such that (i) FAMCO shall be primarily (rather than secondarily as a surety) liable, jointly and severally with Purchaser, for the payment of the Guarantied Obligations, and (ii) Seller shall not be required to take any of the following actions as a condition to payment or performance by FAMCO of the Guarantied Obligations: (A) to prosecute collection or seek to enforce or resort to any remedies against Purchaser with respect to the Guaranteed Obligations; or (B) seek to enforce or resort to any remedies with respect to any security interests, liens or encumbrances granted to Seller by Purchaser.

Section 11.12 Principal's Employment Agreement. Effective as of the Closing, the Employment Agreement between FAMCO and Principal, dated of as July 27, 2011, shall terminate without any further action required of the parties thereto. Upon such termination, all obligations of the parties under such agreement shall be considered to have been satisfied, and no obligations thereunder shall continue to exist other than the employer's obligation to pay to Principal any earned but unpaid compensation.

ARTICLE XII
DEFINITIONS

Section 12.1 Definitions. The following terms when used in this Agreement shall have the following meanings:

“Accounting Firm” means an independent accounting firm mutually acceptable to Seller and Purchaser.
“Advisory Client” means any client to whom FAMCO provides investment advisory services or investment sub-advisory services (including, without limitation, the Sponsored Funds and the Separate Account Clients).
“Advisory Contract” means any written agreement pursuant to which FAMCO provides investment advisory services or investment sub-advisory services to any Advisory Client.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract, or otherwise).
“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Applicable Laws” means any applicable laws, statutes, ordinances, rules, regulations, administrative orders, decrees, directives or treaties.
“ARI” means Advisory Research, Inc., a Delaware corporation and indirect wholly owned subsidiary of PJC.
“Business” means the business and operations of FAMCO as conducted as of the date hereof and at any time between the date hereof and the Closing Date.
“Business Day” means any day which is not a Saturday, Sunday or a day on which banks in Minneapolis, Minnesota are authorized or obligated by law or executive order to be closed.
“Client Consent” means:
(i)With respect to a Separate Account Client, that FAMCO shall have obtained its Separate Account Consent on the terms and conditions contemplated by Section 5.8(b);

(ii)With respect to any Sponsored Fund, that FAMCO shall have obtained its Sponsored Fund Consent on the terms and conditions contemplated by Section 5.8(c); and

(iii) With respect to a Sub-Advised Fund, that FAMCO shall have obtained Fund Board Approval and, if shareholder approval is required under section 15 of the Investment Company Act, Fund Shareholder Approval of a new Advisory Contract to be in effect with respect to such Sub-Advised Fund as of immediately following the Closing, in each case on the terms and conditions contemplated by Section 5.8(d)

“Closing” has the meaning set forth in Section 2.1(a).
“Closing Date” has the meaning set forth in Section 2.1(a).
“Closing Payment” has the meaning set forth in Section 1.2(a).
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Contract” means any mortgage, indenture, lease, license, note, contract, agreement, commitment, employee benefit plan or other instrument or arrangement.
“Designated Field” has the meaning set forth in Section 5.2(c).
“End Date” has the meaning set forth in Section 8.1(b).
“E&O Insurance” has the meaning set forth in Section 5.11.
“Excluded MLP Business” means the business and operations related to the master-limited partnership product of FAMCO that were transferred out of FAMCO effective March 30, 2012 and are not being purchased by or transferred to Purchaser.
“FAMCO” has the meaning set forth in the introductory paragraph hereof.
“FAMCO Employees” has the meaning set forth in Section 6.1(a).

“FF&E” means all of the furniture, fixtures and equipment identified on Schedule IV.
“Former Employees” means Timothy Swanson and Mohammed Riad.
“Fund Board Approval” has the meaning set forth in Section 5.8(d).

“Fund Client” means the Sponsored Funds and the Sub-Advised Funds.

“Fund Shareholder Approval” has the meaning set forth in Section 5.8(d).

“GAAP” has the meaning set forth in Section 1.3(b).

“Governmental Authority” means (i) any national, state or local government or political subdivision thereof, (ii) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, (iii) any court, tribunal or arbitrator, or (iv) any self-regulatory organization.
“Guaranteed Obligations” has the meaning set forth in Section 11.11.
“Indemnified Party” has the meaning set forth in Section 10.5.
“Indemnifying Party” has the meaning set forth in Section 10.5.
“Knowledge of Purchaser” means the actual, conscious (and not constructive) knowledge of Principal.
“Knowledge of Seller” means the actual, conscious (and not constructive) knowledge of any executive officer of PJC.
“Lien” means any mortgage, pledge, lien, charge, security interest or other similar encumbrance or any adverse claim of any kind.
“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration or other dispute resolution proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.
“Liquidation Event” has the meaning set forth in Section 1.2(c).
“Loss” means any (a) claim, damage, obligation, loss, liability, judgment, arbitration award, amount paid in settlement, penalty, fine, interest, reasonable expenses of investigation, enforcement and collection and (b) reasonable attorneys', accountants' and other professional fees and expenses in connection therewith or with any Litigation, but excluding any operating costs and expenses incurred by the Indemnified Party in the ordinary course of business.
“Master Lease” means the Lease Agreement dated February 29, 2008 between Forsyth Centre Associates, LLC, as landlord, and PJC, as tenant.
“Membership Interest” has the meaning set forth in the recitals.
“Note” has the meaning set forth in Section 1.2(a).

“Order” means any decision, order, judgment, ruling, stipulation, decree, injunction, subpoena, verdict, determination or award issued, made or rendered by any Governmental Authority having competent jurisdiction.
“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other business entity.
“PJC” has the meaning set forth in the introductory paragraph hereof.
“Pre-Closing Date Tax Period” means any Tax period ending on or before the Closing Date, and with respect to a Straddle Period, any portion thereof ending on the Closing Date.
“Pre-Closing Date Tax Returns” has the meaning assigned thereto in Section 9.1.
“Principal” has the meaning set forth in the introductory paragraph hereof.
“Purchase Price” has the meaning set forth in Section 1.2.
“Purchaser” has the meaning set forth in the introductory paragraph hereof.
“Purchaser Indemnitees” has the meaning set forth in Section 10.2.
“Schedule I Claim” has the meaning set forth in Section 1.2(b).
“SEC” means the United States Securities and Exchange Commission.
“SEC Settlement” means that certain Order Instituting Administrative and Cease-and-Desist Proceedings Pursuant to Sections 203(e) and 203(k) of the Investment Advisers Act of 1940, and Sections 9(b) and 9(f) of the Investment Company Act of 1940,  Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order against Fiduciary Asset Management, LLC, dated December 19, 2012 (IA Release No. 3520).
“Seller” has the meaning set forth in the introductory paragraph hereof.
“Seller Indemnitees” has the meaning set forth in Section 10.3.
“Separate Account Client” means each Advisory Client that is not a Fund Client, including Advisory Clients under third-party wrap programs, and as more specifically identified in Section A of Schedule V under the sub-heading “Separate Account Clients.”
“Separate Account Consent” has the meaning set forth in Section 5.8(b).
“Sponsored Fund Consent” has the meaning set forth in Section 5.8(c).
“Sponsored Funds” means each pooled investment vehicle that relies on an exemption from registration under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act that is sponsored, advised, issued or distributed by the Purchaser or any of its Affiliates and as more specifically identified in Section A of Schedule V under the sub-heading “Sponsored Funds.”
“Straddle Period” means any complete Tax period that includes but does not end on the Closing Date.

“Sub-Advised Fund” means each investment company (or series thereof) registered under the Investment Company Act that is an Advisory Client and is sponsored, advised, issued or distributed by a Person other than FAMCO or any of its Affiliates.
“Sublease” has the meaning set forth in Section 5.1.
“Tax Returns” means all federal, state, local, foreign, and other returns, information returns (including without limitation, IRS Forms 1098, 1099, 1042, and 1042-S), forms, declarations, elections, claims for refund, statements and reports relating to Taxes, including any schedules or attachments thereto and any amendments thereof.
“Taxes” means all federal, state, local, or foreign and other income, estimated income, alternative or add-on minimum, gross receipts, profits, business, license, occupation, stamp, premium, value added, utility, franchise, service, personal and real property (including special assessments or charges), sales, use, transfer, gains, excise, severance, environmental, employment, unemployment, payroll, withholding, disability, social security, minimum tax, capital stock, registration, or any other tax, custom duty, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount, whether disputed or not, and including any liability for the Taxes of any person under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.
“Third Party” means any Person that is neither a party to this Agreement nor an Affiliate of any party to this Agreement.
“Third-Party Claim” has the meaning set forth in Section 10.5.
“Third-Party Consent” means any consent, authorization, approval or waiver from or notice to any Third Party that is a party (other than a Governmental Authority) to any Contract.
“Transfer Taxes” has the meaning set forth in Section 9.4.
“Working Capital Amount” means (x) the current assets of FAMCO minus (y) the current liabilities of FAMCO, in each case, as determined in accordance with GAAP.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

Seller:

PIPER JAFFRAY ASSET MANAGEMENT INC.

By: /s/ Debbra L. Schoneman
Name: Debbra L. Schoneman
Title: Chief Financial Officer

PJC:

PIPER JAFFRAY COMPANIES

By: /s/ Debbra L. Schoneman
Name: Debbra L. Schoneman
Title: Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

Purchaser:

THE WILEY ANGELL FAMILY TRUST
DATED FEBURARY 12, 2013

By: /s/ Wiley D. Angell
Name: Wiley D. Angell
Title: Trustee

FAMCO:

FIDUCIARY ASSET MANAGEMENT LLC

By: /s/ Wiley D. Angell
Name: Wiley D. Angell
Title: President and Chief Executive Officer

Principal:

/s/ Wiley D. Angell
Wiley D. Angell